Exhibit 10.1

Senior secured term loan Agreement

nauticus robotics, inc.

This SENIOR SECURED TERM LOAN AGREEMENT dated as of September 18, 2023 (this “Agreement”), is by and among Nauticus Robotics, Inc. (f/k/a Cleantech Acquisition Corp.), a Delaware corporation (together with its successors and permitted assigns, the “Company”), having its principal place of business at 17146 Feathercraft Lane, Suite 450 Webster, TX 77598, the Collateral Agent and the lenders from time to time party hereto (collectively the “Lenders”).

In connection with the Securities Purchase Agreement dated as of December 16, 2021 (as amended, amended and restated, or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, Nauticus Robotics Holdings, Inc. (f/k/a Nauticus Robotics, Inc.), a Texas corporation (the “Nauticus Sub”) and the purchasers party thereto, the Company issued its 5% Original Issue Discount Senior Secured Convertible Debentures dated as of September 9, 2022, in the original aggregate principal amount of $36,530,320 (collectively, the “Debentures”).

RCB Equities #1, LLC (the “Original Term Lender”) has made a $5,000,000 loan (the “Original Term Loan”) to the Company as evidenced and governed by the Promissory Note dated as of July 14, 2023 (the “Promissory Note”), made by the Company for the benefit of the Original Term Lender.

Each Lender (other than the Original Term Lender) (the “Additional Term Lenders”), severally and not jointly, has agreed to make a term loan to the Company in the amount equal to such Lender’s Term Loan Commitment Percentage of $11,600,000 on the date hereof (each, an “Additional Term Loan” and collectively, the “Additional Term Loans”), a portion of ATW’s commitment shall be deemed funded by converting accrued and unpaid interest on the Debenture held by ATW Special Situations I LLC in the amount of $378,115.89 as an Additional Term Loan hereunder, and the Original Term Lender has agreed to reconstitute the Original Term Loan as a loan under this Agreement (such reconstituted $5,000,000 loan, together with the Additional Term Loans, the “Loans”), in all cases subject to the terms and conditions of this Agreement.

FOR VALUE RECEIVED, the Company promises to pay to the Lenders, or their respective assigns, or shall have paid pursuant to the terms hereunder, the principal sum of the Loans on the earliest of: (a) the third anniversary of the date hereof, (b) 91 days prior to the maturity of the Debentures and (c) the date on which the Company receives additional debt financing after the date hereof from one or more sources (excluding, for the avoidance of doubt, as a result of the exercise of any warrants existing as of the date hereof) in an aggregate amount of at least $35,000,000 (such earlier date, the “Maturity Date”) or such earlier date as this Agreement is required or permitted to be repaid as provided hereunder, and to pay interest to the Lenders on the aggregate outstanding principal amount of the Loans in accordance with the provisions hereof. To the extent all or any portion of the Loans are repaid or prepaid, such Loans shall not be reborrowed. This Agreement is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Action” shall have the meaning set forth in Section 3(i).

“Additional Term Lender” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Additional Term Loan” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” has the meaning given to such term in the introductory paragraph to this Agreement.

“ATW” means ATW Special Situations II LLC and its successors and assigns.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the securities issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Closing Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing Date” means the date hereof.

“Collateral” shall have the meaning given to such term in the Pledge and Security Agreement.

“Collateral Agent” means the Initial Agent and any of its successors and permitted assigns.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning given to such term in the introductory paragraph to this Agreement.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of any of the Loans in accordance with the terms hereof.

“Debentures” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Default” means any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

“Disclosure Time” means 9:00 a.m. (New York City time) on the Trading Day immediately following the date hereof.

“Disqualified Institution” means those institutions set forth on Annex B.

“Effective Date” means the earliest of the date that (a) the Registration Statement registering all Underlying Shares has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the Closing Date provided that a holder of the Underlying Shares is not an Affiliate of the Company.

“Event of Default” shall have the meaning set forth in Section 24.

“Excluded Subsidiary” shall have the meaning given to such term in the Pledge and Security Agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“Group Member” means each of the Company and the Subsidiaries.

“Indebtedness” or “indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (f)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with past practice or industry norm), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all capitalized lease obligations of such person, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, and (h) all guarantees by such person of indebtedness described in clauses (a) to (g) above; provided, that Indebtedness shall not include (A) trade and other ordinary-course payables and intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, (B) accrued expenses, (C) prepaid or deferred revenue, (D) purchase price holdbacks arising in the ordinary course of business or consistent with past practice or industry norm in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, or (E) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP.

“Initial Agent” means ATW Special Situations II LLC, as collateral agent hereunder.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date, between the Collateral Agent and ATW Special Situations I LLC, in its capacity as collateral agent for the holders of the Debentures, and acknowledged by the Company.

“IP Security Agreements” means one or more intellectual property security agreements duly executed by the Company and each Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Late Fees” shall have the meaning set forth in Section 2(d).

“Lenders” has the meaning given to such term in the introductory paragraph to this Agreement.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Loans” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Material Adverse Effect” shall have the meaning set forth in Section 3(b).

“Maturity Date” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Nauticus Sub” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Obligations” all of the Company’s and each other Subsidiary’s obligations under this Agreement and the other Transaction Documents including all unpaid principal and accrued and unpaid interest and any premium (including, without limitation, interest that accrues during the pendency of, or premiums that become owed upon the occurrence of, any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) under the Transaction Documents, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company and each Subsidiary to any Lender or the Collateral Agent arising under this Agreement and the other Transaction Documents.

“Optional Redemption” shall have the meaning set forth in Section 6(a).

“Optional Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of the Loans, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Loans (including, without limitation, the Exit Fee).

“Optional Redemption Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Period” shall have the meaning set forth in Section 6(a).

“Original Term Lender” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Original Term Loan” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Obligations, (b) the Indebtedness existing on the Closing Date set forth on Schedule 20 to the Perfection Certificate (attached as Exhibit A to the Pledge and Security Agreement), (c) lease obligations (including capital leases) and purchase money Indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (d) Indebtedness that (i) is expressly subordinate in right of payment to the Obligations pursuant to a written subordination agreement with the Collateral Agent that is acceptable to the Required Lenders in their sole and absolute discretion and (ii) matures at a date later than the 91st day following the Maturity Date, (e) [reserved], (f) additional unsecured Indebtedness in an amount not to exceed $1,500,000 in the aggregate, (g) without duplication of any amount described in clause (b) of this definition, the Indebtedness evidenced by the Debentures existing on the date hereof and any additional Indebtedness issued under the Purchase Agreement that evidences interest paid in kind on the Debentures, in each case subject to the terms of the Intercreditor Agreement and (h) Indebtedness assumed in connection with any Subsidiary Acquisition, provided that such Indebtedness (i) was not created or incurred in contemplation of such Subsidiary Acquisition and (ii) is limited to ordinary course (x) capital leases, (y) purchase money indebtedness, and (z) factoring, receivables and/or securitization financing (with such factoring, receivables and/or securitization financing to be on customary terms).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet delinquent by more than 30 days or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business which secure obligations which are not more than 30 days overdue, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a), (b) and (g) thereunder that do not encumber assets that do not constitute Collateral, (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased, (e) other Liens incurred in the ordinary course of business securing obligations not to exceed $500,000 in the aggregate and (f) Liens securing Indebtedness permitted to be assumed under clause (h) of the definition of Permitted Indebtedness, provided that such Liens do not extend beyond the assets securing such Indebtedness at the time of assumption.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, by and among the Company and the Collateral Agent, in form and substance satisfactory to the Collateral Agent in its sole discretion.

“Pledged Securities” means any and all certificates and other instruments representing or evidencing all of the capital stock and other equity interests of the Subsidiaries.

“Pro Rata Share” means, with respect to any Lender, the proportion that the unpaid principal and accrued interest on such Lender’s Loans bears to the aggregate unpaid principal and accrued interest on all outstanding Loans.

“Promissory Note” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Purchase Agreement” has the meaning given to such term in the preliminary paragraphs to this Agreement.

“Registration Statement” means a registration statement (both declared effective by the Securities and Exchange Commission prior to such date of determination and with a prospectus contained therein available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable)) for the resale of all Underlying Shares issuable upon conversion in full of the Loans by each applicable Lender; provided, however, that the Company shall have no obligation to file any such registration statement.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon conversion in full of the Loans, ignoring any conversion or exercise limits set forth therein, and assuming that the Conversion Price is at all times on and after the date of determination 50% of the then Conversion Price on the Trading Day immediately prior to the date of determination.

“Required Lenders” means Lenders holding greater than 50.00% of the aggregate outstanding principal amount of all Loans; provided, however, Required Lenders must always include ATW if ATW, in the aggregate, holds, or has the right to vote on behalf of another Lender, at least 50% (which shall be calculated without giving effect to any reductions in principal held by ATW as a result of a repayment or prepayment of such principal by the Company) of ATW’s initial Term Loan Commitment Amount.

“Securities” means the Loans and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean the Pledge and Security Agreement, the IP Security Agreements, the Intercreditor Agreement, the Subsidiary Guarantee and any other documents and filings required thereunder in order to grant the Collateral Agent, for the benefit of the Lenders, a first priority security interest in the assets of the Company and the Subsidiaries as provided in the Pledge and Security Agreement or the IP Security Agreements, as applicable, including all UCC-1 filing receipts, each in form and substance satisfactory to the Collateral Agent.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Specified Event of Default” means an Event of Default arising under Section 24(a)(i) or (v).

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Subsidiary Acquisition” means any acquisition by a Loan Party (other than the Company) of (i) all of substantially all of the assets of another Person (each a “Target”) (or all or substantially all of a line or lines of business or a division or divisions of a Target) or (ii) more than 50% of the capital stock or other equity interests of a Target.

“Subsidiary Guarantee” means the Subsidiary Guarantee dated as of the Closing Date, by each Subsidiary in favor of the Lenders, in form and substance satisfactory to the Lenders in their sole discretion.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage set forth below such Lender’s name on the signature page hereof, as the same may be adjusted upon any assignment by or to such Lender in accordance with the terms hereof.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page hereof, as the same may be adjusted upon any assignment by or to such Lender in accordance with the terms hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Security Documents, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable pursuant to the terms of this Agreement, in each case without respect to any limitation or restriction on the conversion of the Loans. For the avoidance of doubt, such term also includes the Conversion Shares issuable upon conversion of the Loans in accordance with Section 4 hereof.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Lenders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2. Loans and Interest.

a) Loans. On the Closing Date, subject to the satisfaction of the conditions set forth in this Section 2, (i) the Original Term Lender shall deem the Original Term Loan to be an outstanding Loan hereunder, with the Promissory Note and all related documentation being deemed terminated and replaced in all respects for the Transaction Documents, and (ii) each Additional Term Lender shall make, severally and not jointly, an Additional Term Loan to the Company in the amount equal to such Additional Term Lender’s Term Loan Commitment Percentage of the Additional Term Loans pursuant to written direction received from the Company at least three Business Days prior to the Closing Date. The Company shall pay interest to each Lender at the payment office indicated by such Lender to the Company on such Lender’s Term Loan Commitment Percentage of the aggregate outstanding principal amount of the Loans at the rate of 12.50% per annum, payable quarterly in arrears on the first day of each calendar quarter commencing April 1, 2024 (with the initial six months of accrued interest being due and payable on the Maturity Date), on each date when any principal amount is prepaid (as to that principal amount then being prepaid) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash. All payments of principal, interest and other amounts payable hereunder, or under any of the Transaction Documents shall be made not later than 1:00 p.m. Eastern Standard Time on the due date therefor in Dollars in federal funds or other immediately available funds. All payments hereunder shall be made in cash, without any setoff, deduction, or withholding. Each payment (including each prepayment) by the Company on account of the principal of and interest on the Loans shall be applied to the Loans pro rata according to the Term Loan Commitment Percentages of the Lenders.

b) Conditions Precedent to the Loans. The obligation of the Lenders set forth in the immediately foregoing clause (a) is subject to the satisfaction in the sole discretion of the Lenders of the following terms and conditions:

i. each Lender and the Collateral Agent shall have received the following in form and substance satisfactory to such Lender and the Collateral Agent:

1) a fully executed and delivered copy of this Agreement, the Pledge and Security Agreement, the Intercreditor Agreement, the Subsidiary Guarantee and all other Security Documents;

2) the Pledged Securities;

3) one or more legal opinions of outside counsel to the Group Members;

4) the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer of the Company;

5) evidence of insurance and lender loss payee endorsements required under the Pledge and Security Agreement and certificates of insurance policies and endorsements naming the Collateral Agent as additional insured and lender loss payee;

6) a perfection certificate, duly executed by the Company and each Subsidiary as of the Closing Date;

7) an amendment to the Debentures that, among other things, permits prepayment and repayment of the Loans at any time;

8) a certificate of an officer of the Company certifying that the Company, individually, is solvent, and the Company and the Subsidiaries, on a consolidated basis, are solvent;

9) a certificate of an officer of each Group Member, dated the date of the Closing, (x) certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Transaction Documents, (B) its organizational documents as then in effect, (C) the names and true signatures of the officers or managers, as applicable, of such Group Member authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder, and (y) attaching a recent good standing certificate (or its equivalent) for such Group Member from the applicable governmental authority in its jurisdiction of organization;

10) a closing certificate certifying as to the satisfaction of the below clauses (ii) through (iv);

11) evidence that the Group Members have obtained all consents and approvals so that the execution, delivery and performance by the Group Members of the Transaction Documents will not contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under any lease, charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

12) evidence that the Liens created by the Security Documents are perfected as first-priority Liens; and

13) such other documents and instruments with respect to the transactions contemplated hereby as any Lender or the Collateral Agent may request; and

ii. the representations and warranties of the Company and each other Group member set forth in each Transaction Document being true and correct in all respects;

iii. no Default or Event of Default shall exist or could result from the transactions contemplated by this Agreement;

iv. there shall have been no Material Adverse Effect with respect to the Company or any Subsidiary since December 31, 2022;

v. subject to Section 25(m), the Company shall have paid on or before the Closing Date the fees, charges and disbursements of ATW’s counsel(s).

c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Closing Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.

d) Additional Loans. The Company may request that the Lenders may make additional term loans (each, an “Incremental Loan”) to the Company on a pro rata basis in an aggregate principal amount not to exceed $8,400,000, which shall be deemed to be Permitted Indebtedness, subject to the following terms and conditions:

i. No Lender shall be obligated or committed to make such Incremental Loans;

ii. Each Lender shall first be offered the ability to participate in such increase on a pro rata basis, and if there in sufficient participation by certain Lenders, the other Lenders can exercise such participation;

iii. Such request is made prior the one (1) year anniversary of the Closing Date;

iv. No Event of Default has occurred since the Closing Date;

v. The Incremental Loans shall be on the same terms as the Additional Term Loans funded on the Closing Date; and

vi. Such Incremental Loans shall be subject to delivery of such other deliverables as requested by the Collateral Agent and participating Lenders.

To the extent that the existing Lenders have not agreed to provide such Incremental Loans pursuant to Section 2(d)(i), within five (5) Business Days after receiving such offer from the Company, the Company may then offer such opportunity to any other financing sources (a “New Lender”), which New Lender shall be reasonably acceptable to the Collateral Agent and Required Lenders, on the same terms set forth in Section 2(d)(i)(1) through (6). Each New Lender shall execute a lender joinder reasonably satisfactory to the Collateral Agent pursuant to which such New Lender shall join and become a party to this Agreement and the Transaction Documents. Borrowers shall pay all costs and expenses incurred by Collateral Agent, each existing Lender participating in such increase and each New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered in connection with, such Incremental Loan, provided however, the obligations of Borrower for such costs and expenses solely related to the amendment to implement such Incremental Loans shall not exceed $35,000.

e) Prepayment. The Company may prepay any portion of the principal amount of the Loans pro rata to each Lender with at least five days prior written notice to each Lender. The Company shall prepay the Loans pro rata to each Lender with the net cash proceeds of any issuance of its equity, and with the net cash proceeds of any issuance or incurrence of Indebtedness that is not Permitted Indebtedness; provided, however, that prepayment of the Loans shall be required under this sentence only with amounts received by the Company in respect of net cash proceeds of equity issuances in excess of $35,000,000 in the aggregate with respect to all such net cash proceeds.

Section 3. Representations. The Company hereby makes the following representations and warranties to Collateral Agent and each Lender:

a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 10 to the Perfection Certificate (attached as Exhibit A to the Pledge and Security Agreement). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, subject to Permitted Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the applicable entities, taken as a whole, or (iii) a material adverse effect on the applicable entities ability to perform any of its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

c) Authorization; Enforcement. (i) The Company and each other Group Member has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its Obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and each other Group Member and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or any other Group Member, the Board of Directors or the Company’s stockholders in connection herewith or therewith. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (1) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (2) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (3) insofar as indemnification and contribution provisions may be limited by applicable law. (ii) With respect to the Subsidiary Guarantee, each of the Subsidiaries has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by such agreement and otherwise to carry out its obligations thereunder. The execution and delivery of the Subsidiary Guarantee and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the respective Subsidiary, its managers or its members in connection therewith. The Subsidiary Guarantee has been (or upon delivery will have been) duly executed by the respective Subsidiaries and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligation of the respective Subsidiary enforceable against such Subsidiary in accordance with its terms, except (A) as listed by general equitable principals and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (C) insofar as indemnification and contribution provisions may be limited by applicable law.

d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Company or Company Subsidiary Material Adverse Effect.

e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents other than those that have been or will be obtained or made.

f) Capitalization. The capitalization of each Subsidiary of the Company as of the date hereof is as set forth on Schedule 10 of the Perfection Certificate (attached as Exhibit A to the Pledge and Security Agreement). The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the vesting and/or exercise of equity awards governed by the Company’s 2022 Omnibus Incentive Plan (the “2022 Plan”) and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.

g) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

h) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Company or Company Subsidiary Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to the existing 2022 Plan. The Company does not have pending before the Commission any request for confidential treatment of information. No event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Business Day prior to the date that this representation is made.

i) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign). Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any such Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

j) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Company or Subsidiary Material Adverse Effect.

k) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

l) Transactions with Affiliates and Employees. Neither the Company nor any Subsidiary has directly or indirectly, purchased, acquired or leased any property from, or sold, transferred or leased any property to, or otherwise entered into any transaction or deal with, any Affiliate, except for transactions disclosed to each Lender in writing, which are in the Ordinary Course of Business and on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

m) Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.

n) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Collateral Agent or any of the Lenders or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Collateral Agent and Lenders will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Collateral Agent and Lenders regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Lender makes or has made any representations or warranties with respect to the transactions contemplated hereby.

o) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

p) Cybersecurity. (i)(x) There has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Company or Company Subsidiary Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

q) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

r) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

s) Use of Proceeds. The Company shall use the proceeds of the Loan solely for general administrative costs and working capital or other payments for the operations of its and the Subsidiaries’ business, and not for any other purpose, including without limitation, any personal, family or household purpose or for the purpose of buying or carrying any margin stock.

t) Solvency. (i) The fair market value of the Company’s, individually, and the Company’s and the Subsidiaries’ assets, taken as a whole, is greater than the Company’s, individually, and the Company’s and the Subsidiaries’ liabilities (whether contingent, subordinated, unmatured, unliquidated or otherwise), taken as a whole, respectively (ii) the Company and the Subsidiaries do not have unreasonably small capital to carry out their respective businesses as conducted or as proposed to be conducted, and (iii) neither the Company nor any of the Subsidiaries has incurred, or will incur, debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account all reasonably anticipated financing and refinancing proceeds).

u) Environmental Laws. The Company and the Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

v) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit.

w) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

x) Intellectual Property. All patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses are set forth on Schedule 8 of the Perfection Certificate (attached as Exhibit A to the Pledge and Security Agreement) (collectively, the “Intellectual Property Rights”). The Company and the Subsidiaries have, or have rights to use, all Intellectual Property Rights. None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. For the avoidance of doubt, for purposes of the immediately preceding sentence only, “Intellectual Property Rights” shall not be deemed to include applications relating to Intellectual Property Rights that have been or may be rejected by the United States Patent and Trademark Office and/or that the Company in good faith from time to time may determine to no longer constitute Intellectual Property Rights (as defined in the first sentence of this sub-clause (x)) by reason of such application(s) (including the subject matter thereof) being unnecessary and/or not required for use in connection with the business of the Company and/or its Subsidiaries, as applicable. Neither the Company nor any Subsidiary has received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4. Conversion.

a) Voluntary Conversion. At any time after the Closing Date until the Loans are no longer outstanding, the Loans shall be convertible, in whole or in part, into shares of Common Stock at the option of each Lender, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). Each Lender shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of the Loan to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Lender shall not be required to physically surrender any certificate or instrument evidencing the Loans, if any, to the Company unless the entire principal amount of all the Loans, plus all accrued and unpaid interest thereon, has been so converted and evidenced in writing by such a certificate or instrument, in which case the Collateral Agent shall surrender such certificate or instrument, if any, as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of the Loans in an amount equal to the applicable principal amount of the Loan being converted as set forth in a Notice of Conversion. Each Lender and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the applicable Lender shall be controlling and determinative in the absence of manifest error.

b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $6.00, subject to adjustment herein (the “Conversion Price”).

c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) 100% of the outstanding principal amount of the Loan to be converted by (y) the Conversion Price.

ii. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to applicable Lender (A) the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Closing Date, if such Lender is not an affiliate (as such term is defined in Rule 144) of the Company, or (ii) the Effective Date, as applicable, shall be free of restrictive legends and trading restrictions (other than those which may then be required by Section 11 of this Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Loans; provided, that, in each case, the Company has received a customary representation letter from such Lender, the form and substance of which shall be reasonably satisfactory to the Company, confirming that such Lender shall sell the Conversion Shares within seven (7) Trading Days following the date of the delivery of such representation letter and shall return them to be relegended if such sale does not take place, and (B) a bank check in the amount of accrued and unpaid interest (if the Company has elected or is required to pay accrued interest in cash). On or after the earlier of (i) the six-month anniversary of the Closing Date or (ii) the Effective Date, the Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

iii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Lender by the Share Delivery Date, such Lender shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event such Lender shall promptly return to the Company the Conversion Shares issued to such Lender pursuant to the rescinded Conversion Notice.

iv. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of the Loans in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Collateral Agent or any Lender to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Collateral Agent, any Lender or any other Person of any obligation to the Company or any violation or alleged violation of law by the Collateral Agent or any Lender or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the applicable Lenders in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against any Lender. In the event a Lender shall elect to convert any or all of the outstanding principal amount of the Loans, the Company may not refuse conversion based on any claim that the Collateral Agent or any Lender or anyone associated or affiliated with the Collateral Agent or any Lender has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Collateral Agent and such Lender, restraining and or enjoining conversion of all or part of the Loans shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Lenders in the amount of 150% of the outstanding principal amount of the Loans, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the applicable Lender to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the applicable Lender such Conversion Shares pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to such Lender, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Conversion Shares are delivered or such Lender rescinds such conversion. Nothing herein shall limit the Collateral Agent’s or a Lender’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Collateral Agent and Lenders shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Collateral Agent or Lenders from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Collateral Agent and Lenders, if the Company fails for any reason to deliver to the applicable Lender such Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date such Lender is required by its brokerage firm to purchase (in an open market transaction or otherwise), or such Lender’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Lender of the Conversion Shares which such Lender was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Lender (in addition to any other remedies available to or elected by such Lender) the amount, if any, by which (x) such Lender’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Lender was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Lender, either reinstate the Loan in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to such Lender the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii). For example, if a Lender purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of a Loan with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Lender $1,000. Notwithstanding the foregoing, if on a given Share Delivery Date, the Conversion Shares are not available to be resold by such Lender pursuant to an effective Registration Statement or in reliance on the exemption from registration provided by Rule 144, as described in Section 11 below, such Conversion Shares shall be held in book-entry format at the Transfer Agent and subject to the legend and legend removal provisions of Section 11 below. The applicable Lender shall provide the Company written notice indicating the amounts payable to such Lender in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Collateral Agent’s or a Lender’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of a Loan as required pursuant to the terms hereof.

vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Loans as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Lenders, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in this Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of all Loans and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale therein.

vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Loans. As to any fraction of a share which a Lender would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Loans, or any portion thereof, shall be made without charge to the Collateral Agent or the Lenders for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of a Lender so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Lender’s Conversion Limitations. The Company shall not effect any conversion of the Loans, and a Lender shall not have the right to convert any portion of the Loans, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, such Lender (together with such Lender’s Affiliates, and any other Persons acting as a group together with such Lender or any of such Lender’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Lender and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Loans with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of the Loans beneficially owned by such Lender or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Debentures and the warrants issued pursuant to the Purchase Agreement) beneficially owned by such Lender or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether the Loans are convertible (in relation to other securities owned by such Lender together with any Affiliates and Attribution Parties) and of which principal amount of the Loans are convertible shall be in the sole discretion of such Lender, and the submission of a Notice of Conversion shall be deemed to be such Lender’s determination of whether the Loans may be converted (in relation to other securities owned by such Lender together with any Affiliates or Attribution Parties) and which principal amount of the Loans are convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Lenders may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Lender, the Company shall within one Trading Day confirm orally and in writing to such Lender the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Loans, by such Lender or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Loans. Each Lender, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Loans held by such Lender and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Loans. Notwithstanding the foregoing, this Section 4(d) shall not apply to securities held by Transocean Ltd. or any Subsidiary thereof (collectively “Transocean”) or Material Impact Fund II, L.P. (“Material Impact”), until such time, if any, that Transocean or Material Impact, as applicable, elect to be subject to this Section 4(d) in a written notice (which may be an e-mail) delivered to the Company.

Section 5. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while the Loans remain outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Loans), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Lenders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Lender could have acquired if such Lender had held the number of shares of Common Stock acquirable upon complete conversion of the applicable Loans (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Lender’s right to participate in any such Purchase Right would result in such Lender exceeding the Beneficial Ownership Limitation, then such Lender shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Lender until such time, if ever, as its right thereto would not result in such Lender exceeding the Beneficial Ownership Limitation).

c) Pro Rata Distributions. During such time as the Loans remain outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the making of the Loans, then, in each such case, each Lender shall be entitled to participate in such Distribution to the same extent that such Lender would have participated therein if such Lender had held the number of shares of Common Stock acquirable upon complete conversion of the applicable Loans (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that such Lender’s right to participate in any such Distribution would result in such Lender exceeding the Beneficial Ownership Limitation, then such Lender shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Lender until such time, if ever, as its right thereto would not result in such Lender exceeding the Beneficial Ownership Limitation).

d) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

e) Notice to the Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Lender a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by a Lender. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company(and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of any Loan, and shall cause to be delivered to each Lender at its last address as it shall appear upon the signature pages hereto, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. Each Lender shall remain entitled to convert the Loans during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6. Redemption.

a) Optional Redemption at Election of Company. Subject to the provisions of this Section 6(a), the Company may deliver a notice to the Lenders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of the Loans, on a pro rata basis, for cash in an amount equal to the greater of (x) the Optional Redemption Amount and (y) the product of (1) the aggregate number of shares of Common Stock then issuable upon conversion of the applicable Optional Redemption Amount (without regard to any limitations on conversion set forth herein) multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made under this Section 6 (each, a “Company Optional Redemption Price”) on the 2nd Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 2nd Trading Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Company Optional Redemption Price is payable in full on the Optional Redemption Date. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the Lenders based on their Term Loan Commitment Percentages.

b) Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be payable on the Optional Redemption Date. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company on or prior to the date that is 5 Business Days after the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Company Optional Redemption Price remains unpaid after such date, each Lender may elect, by written notice to the Company given at any time thereafter, to invalidate such Optional Redemption, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise such Optional Redemption. Notwithstanding anything to the contrary in this Section 6, the Company’s determination to redeem in cash shall be applied ratably among the Lenders. The Lenders may elect to convert the outstanding principal amount of the Loans pursuant to Section 4 prior to actual payment in cash for any redemption under this Section 6 by the delivery of a Notice of Conversion to the Company.

Section 7. Collateral Matters.

a) Sharing of Collateral. Upon the occurrence of any Event of Default and if the Collateral Agent proceeds to exercise any rights with respect to the Collateral, the Lenders shall share the Collateral and the proceeds of such Collateral in accordance with each Lender’s applicable Pro Rata Share, without priority of one over the other.

b) Appointment of Agent Each Lender hereby appoints the Collateral Agent as the collateral agent, under this Agreement and the other Transaction Documents, and hereby authorizes the Collateral Agent to take such actions on each of its behalf and to exercise such rights, powers, authorities and privileges under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof. Each Lender (i) accepts the authorizations, appointments and acknowledgements and other actions taken by the Collateral Agent, on behalf of the Lenders, in accordance with this Agreement and the other Transaction Documents, and (b) authorizes and directs the Collateral Agent to execute, deliver and perform each of the Transaction Documents to which the Collateral Agent is or is intended to be a party (including any amendments, supplements, accession agreements, acknowledgements or similar documents thereto or thereunder, provided that the consent of the Required Lenders, or all of the Lenders, as applicable, is obtained to the extent required by Section 25(c) of this Agreement). The provisions of this clause (b) are solely for the benefit of the Collateral Agent and the Lenders, and none of the Company nor any Subsidiary shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The rights, powers and obligations of the Collateral Agent are governed by the provisions set forth in this Section 7.

c) Enforcement. Enforcement of the Lenders’ rights under any Transaction Documents shall (i) with respect to any Collateral, be taken by the Collateral Agent, and (ii) with respect to all other rights under the Transaction Documents, by the Required Lenders.

d) Rights and Powers. The Collateral Agent shall have the same rights and powers under the Transaction Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Collateral Agent.

e) Actions by the Collateral Agent.

i. The obligations of the Collateral Agent under the Transaction Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Collateral Agent:

1) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

2) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Transaction Documents that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Transaction Documents); provided, that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Transaction Document or applicable law; and

3) shall not, except as expressly set forth in the Transaction Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its affiliates that is communicated to or obtained by the Collateral Agent or any of its affiliates in any capacity.

ii. The Collateral Agent shall in all cases be fully justified in failing or refusing to act under any Transaction Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action.

f) Consultation with Experts. The Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

g) Exculpatory Provisions; Credit Decisions.

i. Neither the Collateral Agent nor any of its affiliates or any of its or their respective officers, directors, shareholders or agents (collectively, the “Related Parties”) shall be liable for any action taken or not taken by them in connection with the Transaction Documents in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

ii. Each Lender acknowledges that it has independently, and without reliance on the Collateral Agent, obtained such information and made such investigations and inquiries regarding the Company or any Subsidiary as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Company and any Subsidiary in the manner set forth in the Transaction Documents. The Collateral Agent shall have no duty to disclose to the Lenders information that is not expressly required by any Transaction Document to be furnished to it and the Lenders, but is voluntarily furnished to the Collateral Agent.

iii. The Collateral Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any Transaction Document to which it is a party, or be required to take any action that is contrary to this Agreement, any other Transaction Document or applicable law.

h) Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Whenever reference is made in this Agreement or any other Transaction Document to any discretionary action by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given (including a direction given to the Collateral Agent to act under the Transaction Documents) or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases that the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such written instruction, advice or concurrence of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for in the Transaction Documents. Notwithstanding anything else to the contrary in the Transaction Documents, the Collateral Agent may refrain from acting in accordance with any instructions or requests unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability, cost and expense that may be incurred by it by reason of taking or continuing to take any such action in compliance with the instruction or request. The Collateral Agent shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this Agreement and the other Transaction Document in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Transaction Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

i) Collateral and Guaranty Matters.

i. Each Lender authorizes and directs the Collateral Agent to enter into the Transaction Documents (including the Intercreditor Agreement) for the benefit of the Lenders, and acknowledges receipt of the Intercreditor Agreement and other Transaction Documents. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time (i) to take any action with respect to any Collateral which may be necessary to perfect, register and record (as applicable) and maintain perfected, registered and recorded (as applicable) the security interest in and Liens upon the Collateral granted pursuant to the Transaction Documents, (ii) to release any and all Collateral from the Liens created by the Transaction Documents or release any and all of the Company and its Subsidiaries from their respective obligations under the Subsidiary Guarantee at any time and from time to time in accordance with the provisions of the Transaction Documents and (iii) to execute and deliver, and take any action to evidence such release.

ii. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Group Member in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of such Collateral.

iii. The Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Collateral Agent in good faith.

j) This Section 7(j) shall apply after a Successor Agent (as defined below) accepts its appointment in accordance with Section 28. The Collateral Agent may resign at any time in its sole discretion upon 15 days’ prior written notice to the Company and the Lenders. All indemnity and expense reimbursement provisions in favor of the resigning Collateral Agent shall continue for any actions taken prior to such resignation. The Lenders may, at any time upon 15 days’ notice, remove the Collateral Agent. The Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld or delayed, provided that if the fees to be paid to any prospective successor Collateral Agent exceed $35,000 per year, Company withholding its consent to such successor Collateral Agent shall not be deemed to be unreasonable), to appoint a new Collateral Agent after any such resignation or removal. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent (other than any rights to indemnity payments owed to the retiring Collateral Agent), and the retiring Collateral Agent shall (to the extent not already discharged as provided above) be discharged from its duties and obligations hereunder. If no successor shall have been so appointed as provided above and shall have accepted such appointment within 30 days’ after the retiring Collateral Agent gives notice of its resignation or notice of removal is sent to the Collateral Agent, then all determinations provided to be made by the Collateral Agent shall instead be made by the Required Lenders, in each case, until such time as the Required Lenders and/or the Company, as applicable, appoint a successor Collateral Agent, as provided for above in this Section 7(j).

k) Indemnity.

i. The Lenders, based on and to the extent of Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed indemnity payment is sought), hereby indemnify and hold the Collateral Agent and its Related Parties harmless from and against any liabilities, losses, costs or expenses suffered or incurred by any of them solely while acting in their capacity as Collateral Agent under any Transaction Document at the written direction of the Required Lenders or Lenders, as applicable, regardless of when asserted or arising, and solely to the extent Collateral Agent has not been promptly reimbursed for the same by the Group Members; provided (i) no Lender shall be liable to the Collateral Agent for any liabilities, losses, costs or expenses resulting from the gross negligence or willful misconduct of Collateral Agent, as determined by a final judgment of a court of competent jurisdiction and (ii) no Lender shall be liable to the Initial Collateral Agent for any liabilities, losses, costs or expense in excess of $25,000. The obligations of the Lenders under this Section 7 shall survive termination of the Transaction Documents and the resignation or removal of the Collateral Agent.

ii. On the Closing Date, the Company shall wire to the Initial Agent $500,000 in cash (the “Escrow Amount”, it being acknowledged and agreed that such Escrow Amount may be funded from the proceeds of the Loans), to be held in an interest-bearing escrow account of Initial Agent (the “Escrow Account”). To the extent Company is obligated to indemnify the Initial Agent pursuant to the terms of Section 25(m) or Section 7(k)(i), upon receipt of any invoice or documentation required by Section 25(m), Company shall direct Initial Agent, from time to time and at any time from the Closing Date through the date that the Successor Agent accepts its appointment as Collateral Agent (pursuant to the terms of Section 28) (such date, the “Successor Agent Appointment Date”), to apply the funds from the Escrow Account to such indemnification and reimbursement obligations (to the extent required pursuant to Section 25(m) or Section 7(k)(i)). If upon the Successor Agent Appointment Date, there are any funds remaining and in the Escrow Account and there are any indemnification obligations outstanding pursuant to Section 25(m) at such time, then such amounts owing shall be satisfied from the Escrow Account before the remaining funds in the Escrow Account are released from escrow and returned to the Company. In the event of any good faith reasonable dispute as to whether any indemnification obligations are outstanding pursuant to Section 25(m), the Escrow Amount shall remain in escrow until such dispute is resolved.

Section 8. Exit Fee. The Company agrees to pay, in addition to each other fee set forth in this Agreement, to (i) the Original Term Lender a fee equal to $125,000 and (ii) the Additional Term Lenders, on a pro rata basis, a fee equal to 2.50% of each such Additional Term Lender’s Term Loan Commitment Amount funded in cash on the Closing Date (collectively, the “Exit Fees”). The Exit Fees are fully earned on the date hereof and shall be due and payable in full on the earlier of (1) the Maturity Date and (2) the date upon which all Obligations under this Agreement are paid in full; provided, that no Exit Fee shall be due and payable if the Lenders (or any of their affiliates) are party to, participates in, purchases, or provides (x) any new debt financing to the Company or its subsidiaries (including, for the avoidance of doubt, any “roll-up” of any existing debt owed by the Company or its subsidiaries to the Lenders (or any of their affiliates) into a new financing facility), (y) any financing in the form of any equity issuance with debt-like features issued by the Company or any of its subsidiaries, or (z) any other transaction which pays, prepays, repays or extends the obligations under this Agreement.

Section 9. Affirmative Covenants. As long as any portion of the Obligations remain outstanding, the Company shall, and shall cause each of its Subsidiaries to:

a) Further Assurances. promptly take any action, and provide any documentation or other information related to the Company, its Subsidiaries or the transactions contemplated by this Agreement, in all cases as reasonably requested by any Lender or the Collateral Agent;

b) Insurance. maintain (i) insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, (ii) adequate public liability insurance against tort claims that may be incurred by any Group Member, and (iii) such other insurance as may be required by law;

c) Maintenance of Collateral. do all things commercially reasonable to maintain the Collateral in good repair and working condition, except for ordinary wear and tear;

d) Notification. promptly notify in writing the Lenders and the Collateral Agent in writing of (i) any Default or Event of Default or (ii) any event or condition that could reasonably be expected to cause a Material Adverse Effect;

e) Debentures. promptly provide copies of all information, certificates, instruments or other documents that the Company or any Subsidiary provides to any holder of the Debentures;

f) Use of Proceeds. use the proceeds of the Loans in a manner that does not conflict or breach any law or any other agreement pursuant to which any Group member or any of their respective properties is bound; and

g) Post Closing. cause the existing domestic Subsidiaries that are not party to the Subsidiary Guarantee to comply with the joinder requirements and deliverables set forth in Section 26 hereof within thirty (30) days of the Closing Date.

Section 10. Negative Covenants. As long as any portion of the Obligations remain outstanding, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) Fundamental Transaction. (i) directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another Person (excluding, for avoidance of doubt, (x) any Subsidiary Acquisition, (y) any acquisition of a Person by a Subsidiary in which such Subsidiary is the surviving entity or (z) any merger or consolidation by any Subsidiary in which such Subsidiary is the surviving entity), (ii) directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) consummate any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”);

b) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

d) amend or otherwise modify its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of any Lender or the Collateral Agent;

e) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Agreement;

f) voluntarily prepay or repurchase any Indebtedness if, at such time, or after giving effect to such payment, any Event of Default exists or occurs;

g) sell, lease, agree to sell or lease, or otherwise dispose of any Collateral (each, a “Disposition”) except for (i) Dispositions consisting of leases of equipment or sales of inventory in the ordinary course of business or any Permitted Charter (as defined in the Pledge and Security Agreement), (ii) Dispositions in the ordinary course of business of obsolete or worn out Collateral with a fair market value not to exceed $1,000,000 in the aggregate per calendar year, (iii) Dispositions of Collateral with a fair market value not to exceed $500,000 in the aggregate per calendar year and (iv) Dispositions not prohibited by the Transaction Documents;

h) pay cash dividends or distributions on any equity securities of the Company;

i) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

j) [reserved];

k) engage in any line of business substantially different from those lines of business conducted by the Company on the date hereof other than any business substantially related or incidental, complementary, corollary, synergistic or ancillary thereto or reasonable extensions thereof; or

l) enter into any agreement with respect to any of the foregoing.

Section 11. Transfer Restrictions.

a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Lender or in connection with a pledge as contemplated in Section 11 (b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Lender under this Agreement.

b) The Lenders agree to the imprinting, so long as is required by this Section 11, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Lender may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Lender may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Lender’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

c) Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 11(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144, (iii) if such Underlying Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of- sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the); provided, that, in the case of the foregoing sub-clauses (i) – (iii), the Company has received a customary representation letter from such Lender, the form and substance of which shall be reasonably satisfactory to the Company, confirming that such Lender shall sell the Conversion Shares within seven (7) Trading Days following the date of the delivery of such representation letter and shall return them to be relegended if such sale does not take place. The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Collateral Agent and each Lender promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Lender, respectively. The Company agrees that following the later of the Effective Date or at such time as such legend is no longer required under this Section 11(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Lender to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Lender a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 11. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the applicable Lenders by crediting the account of such Lender’s prime broker with the Depository Trust Company System as directed by such Lender. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.

d) In addition to such Lender’s other available remedies, the Company shall pay to such Lender, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 11(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to such Lender by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Lender that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Lender purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Lender of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Lender anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Lender’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Underlying Shares that the Company was required to deliver to such Lender by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Lender to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

e) Each Lender, severally and not jointly with the other Lenders, agrees with the Company that such Lender will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 11 is predicated upon the Company’s reliance upon this understanding.

Section 12. Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Lender and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

Section 13. Furnishing of Information; Public Information.

a) Until no Lender owns Securities, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

b) At any time during the period commencing from the one (1) year anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c), and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to such Lender’s other available remedies, the Company shall pay to such Lender, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate outstanding principal balance of the Loans on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Lenders to transfer the Underlying Shares pursuant to Rule 144. The payments to which a Lender shall be entitled pursuant to this Section 13(b) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Lender’s right to pursue actual damages for the Public Information Failure, and such Lender shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

Section 14. Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 15. Conversion and Exercise Procedures. The form of Notice of Conversion included in this Agreement sets forth the totality of the procedures required of the Lenders in order to convert the Loans. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to convert the Loans. No additional legal opinion, other information or instructions shall be required of the Lenders to convert the Loans. The Company shall honor conversions of the Loans and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth herein and in the Transaction Documents.

Section 16. Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby and (b) file a Current Report on Form 8-K, including this Agreement, the Pledge and Security Agreement, the Intercreditor Agreement, the other material Transaction Documents and other material agreements entered into in connection therewith as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Collateral Agent and Lenders that it shall have publicly disclosed all material, non-public information delivered to the Collateral Agent and/or any of the Lenders by the Company or any of the Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of the Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Lenders or any of their Affiliates on the other hand, shall terminate. The Company, Collateral Agent and each Lender shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Collateral Agent or any Lender shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Lender, or without the prior consent of each Lender, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Lender, or include the name of any Lender in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Lender, except (a) as required by federal securities law in connection with (i) any Registration Statement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Lender with prior notice of such disclosure permitted under this clause (b).

Section 17. Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Lender is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Lenders.

Section 18. Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide Collateral Agent or any Lender or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto Collateral Agent and/or such Lender shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that Collateral Agent and each Lender shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, any of the Subsidiaries, or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to Collateral Agent or a Lender without Collateral Agent’s or such Lender’s consent, the Company hereby covenants and agrees that Collateral Agent and/or such Lender shall not have any duty of confidentiality to the Company, any of the Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of the Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that Collateral Agent and the Lenders shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that Collateral Agent and each Lender shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

Section 19. Reservation and Listing of Securities; Shareholder Approval.

a) The Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date.

c) The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Lenders evidence of such listing or quotation and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

Section 20. Equal Treatment of Lenders. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to such Transaction Documents. Further, the Company shall not make any payment of principal or interest on the Loans in amounts which are disproportionate to the respective principal amounts outstanding on the Loans at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Lender by the Company and negotiated separately by each Lender, and is intended for the Company to treat the Lenders as a class and shall not in any way be construed as the Lenders acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

Section 21. Certain Transactions and Confidentiality; Short Sale Restriction. Each Lender, severally and not jointly with the other Lenders, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales (as defined in Regulation SHO of the Securities Exchange Act of 1934, as amended), of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the press release. Each Lender, severally and not jointly with the other Lenders, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the press release, such Lender will maintain the confidentiality of the existence and terms of this transaction and the information included in any schedule to this Agreement. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Lender makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the press release, (ii) no Lender shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the press release and (iii) no Lender shall have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the issuance of the press release.

Section 22. Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Lender. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Lender s at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Lender.

Section 23. Existing Interests. The Company hereby acknowledges and agrees that the Lenders, and their respective affiliates may have, and will continue to have after the date hereof, existing pecuniary interests in the Company. The Company and the Lenders shall diligently cooperate with respect to the public disclosure of such interests, including providing the Lenders of advanced notice and review of any filings.

Section 24. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (1) the principal amount of any Obligation or (2) interest, liquidated damages and other amounts owing to a Lender or the Collateral Agent, as and when the same shall become due and payable which default, solely in the case of an interest payment or other default under clause (2) above, is not cured within 3 Business Days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Agreement or in any Transaction Document, and such failure is not cured within the earlier of (1) 5 Business Days after notice of such failure sent to the Company and (2) 10 Business Days after the Company has become or should have become aware of such failure;

iii. a default or event of default, which such default is not cured, if possible to cure, within the earlier of (1) 5 Business Days after notice of such default or event of default sent to the Company and (2) 10 Business Days after the Company has become or should have become aware of such default or event of default, shall occur under the Debentures or any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv. any representation or warranty made in this Agreement, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to any Lender or the Collateral Agent shall be untrue or incorrect in any material respect as of the date when made or deemed made, and such deficiency is not cured within the earlier of (1) 5 Business Days after notice of such deficiency sent to the Company and (2) 10 Business Days after the Company has become or should have become aware of such deficiency;

v. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi. the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $500,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable, or the holders of such Indebtedness having the right to declare such Indebtedness to be due and payable, prior to the date on which it would otherwise become due and payable;

vii. the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

viii. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $500,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

ix. any provision of any Security Document shall be deemed ineffective or unenforceable, or any Group Member shall state so, or any Lien purported to be created by any Security Document shall be ineffective or unenforceable, or any Group Member shall state so, or any subordination or intercreditor provision under any Transaction Document shall be deemed ineffective or unenforceable, or any Person shall state so, or any provision of the Subsidiary Guarantee shall be ineffective or unenforceable, or any Group Member shall state so;

x. the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days;

xi. the Company shall fail for any reason to deliver Conversion Shares to the applicable Lender prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(c) or the Company shall provide at any time notice to such Lender, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Loans in accordance with the terms hereof; or

xii. the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”.

b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of the Obligations, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall, upon the written election of the Collateral Agent or automatically in the case of an Event of Default under Section 24(a)(v), become immediately due and payable in cash. Commencing 5 Business Days after any Event of Default, the interest rate on the Obligations shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Lenders need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Lenders and the Collateral Agent may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Lenders at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 25. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Lenders or the Collateral Agent hereunder or under any Transaction Document shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Lenders and the Collateral Agent delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Lenders and the Collateral Agent at the facsimile number, email address or address of the Lenders and the Collateral Agent appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. No provision of this Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Agreement at the time, place, and rate, and in the coin or currency, herein prescribed. This Agreement is a direct debt obligation of the Company. The Liens granted to secure the Obligations rank senior to the Liens granted to secure the Indebtedness under the Debentures.

c) Amendments. No modification or waiver of any provision of this Agreement or any other Transaction Document or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Required Lenders. Notwithstanding the foregoing:

i. no amendment or waiver shall (i) decrease the Conversion Price or the principal amount of, or interest rate applicable to, any Loan made by any Lender without the consent of such Lender, (ii) postpone or extend the maturity of the Loans or the scheduled date for any payment of interest or premium without the consent of all Lenders directly and adversely affected thereby, (iii) release any Collateral except as expressly set forth in the Transaction Documents without the consent of all Lenders, (iv) except as otherwise expressly permitted under the Subsidiary Guarantee, release any Subsidiary from the Subsidiary Guarantee, without the consent of all Lenders, (v) modify or change any provision in a manner that would alter the pro rata treatment of the Lenders without the written consent of each Lender;

ii. no amendment or waiver shall, unless signed by each Lender, change the provisions of this clause (c) or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Transaction Documents, or any provision providing for the pro rata nature of payments by or to Lenders; and

iii. no amendment or waiver shall, unless signed by the Collateral Agent, alter the rights or obligations of the Collateral Agent.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Lenders of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of the Company or the Lenders to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement on any other occasion. Any waiver by the Company or the Lenders must be in writing.

f) Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Agreement as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to any Lender or the Collateral Agent, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lenders’ right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Agreement. The Company covenants to the Lenders that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Lenders and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Lenders shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Lenders that is requested by any Lender to enable the Lenders to confirm the Company’s compliance with the terms and conditions of this Agreement.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and to the extent such amount being paid accrues interest, such amount shall continue to accrue interest through the date of payment.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

j) Secured Obligations. The obligations of the Company under this Agreement are secured by all assets of the Company and each Subsidiary pursuant to the Security Documents and as required herein.

k) Guaranteed Obligations. The obligations of the Company under this Agreement are guaranteed by each Subsidiary pursuant to the Subsidiary Guarantee and as required herein.

l) Assignments. Neither the Company nor any Subsidiary shall be permitted to assign any of its rights or obligations under this Agreement or any other Transaction Document. Any Lender may assign its rights and obligations hereunder, grant a participation in such rights or grant a security interest in such rights, without notice to or the consent of the Company or any other Person, to any Person other than the Company or any Subsidiary other than a Disqualified Institution unless a Specified Event of Default has occurred.

m) Expenses; Indemnification. The Company will pay all costs and expenses (including attorneys’ fees and fees of special counsels) incurred by any Lender and/or the Collateral Agent in connection with the Transaction Documents, including, without limitation, (i) incurred in preparation, execution, delivery and enforcing or defending (or determining whether or how to enforce or defend) any rights under any Loan Document (including any amendments or waivers in connection therewith) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Transaction Document, (ii) incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by the Transaction Documents, and (iii) incurred by the Collateral Agent pursuant to the Transaction Documents in connection with the perfection of the Liens on the Collateral or the enforcement of its rights under the Transaction Documents. The Company will pay, and will save each Lender and the Collateral Agent harmless from, any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby or by the other Transaction Documents, including the use of the proceeds of the Loans by the Company, provided, however, that the (i) Company shall not have any obligation to any Lender or the Collateral Agent under this clause (m) for any matter described herein resulting from the gross negligence or willful misconduct of such Lender or the Collateral Agent, as determined by a final judgment of a court of competent jurisdiction, (ii) Company shall not have any obligation to any Lender or to the Collateral Agent under this clause (m) in respect of costs and expenses (including attorney’s fees and fees of special counsels) incurred by any Lender and/or the Collateral Agent in connection with the preparation, execution and delivery of the Transaction Documents to be entered into on or prior to the Closing Date, except for any such costs and expenses incurred by ATW and the Company shall not have any obligation to ATW for any such costs and expenses incurred by ATW in excess of $125,000 in the aggregate and (iii) the Company shall not have any obligation to any Lender or to the Collateral Agent under this clause (m) in respect of costs and expenses (including attorney’s fees and fees of special counsels) incurred by any Lender and/or the Collateral Agent in connection with the appointment of the Successor Agent pursuant to Section 28 (including any amendments, consents or waivers of or otherwise in relation to any Transaction Documents in connection therewith) in excess of $25,000.

n) Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the Highest Lawful Rate. If any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by a Lender exceeds the Highest Lawful Rate, such person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, and (ii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations. “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under applicable laws which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

Section 26. New Subsidiaries.

a) If the Company or any Subsidiary (other than an Excluded Subsidiary) forms or acquires any new direct or indirect Subsidiary (other than an Excluded Subsidiary), or any Subsidiary merges, amalgamates, or consolidates with or into any other Person and such Subsidiary is not the surviving entity as a result of such merger, amalgamation, or consolidation and such surviving entity is not an Excluded Subsidiary (any such surviving entity, a “Surviving Entity”), the Company agrees to, or to cause such Subsidiary or Surviving Entity to, concurrently with such formation, acquisition, merger, amalgamation or consolidation, (i) provide notice to the Lenders and the Collateral Agent of such formation, acquisition, merger, amalgamation or consolidation, (ii) amend the Pledge and Security Agreement pursuant to a pledge and security agreement addendum attached as Exhibit B to the Pledge and Security Agreement to reflect the addition of such capital stock and pledge the applicable capital stock to the Collateral Agent as additional collateral for the Obligations of the Company under this Agreement, (iii) cause such newly formed or acquired Subsidiary or Surviving Entity to (A) become a party to the Subsidiary Guarantee pursuant to an assumption agreement in the form set forth on Annex 1 thereto, (B) become a party to the Pledge and Security Agreement pursuant to a joinder in form satisfactory to the Collateral Agent for the purposes of granting a security interest in such Subsidiary’s or Surviving Entity’s assets as additional security for the Obligations of the Company under this Agreement and (C) become a party to the Intellectual Property Security Agreement pursuant to a joinder in form satisfactory to the Collateral Agent for the purposes of granting a security interest in such Subsidiary’s or Surviving Entity’s intellectual property as additional security for the obligations of the Company under this Agreement, (iv) deliver to the Collateral Agent an opinion of counsel in form and substance acceptable to the Collateral Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such Subsidiary or Surviving Entity and (v) to execute or deliver such other agreements, documents requested by the Collateral Agent in connection therewith.

b) If the Company or any Subsidiary forms or acquires any new direct or indirect Excluded Subsidiary, or any Subsidiary merges, amalgamates, or consolidates with or into any other Person and such Subsidiary is not the surviving entity as a result of such merger, amalgamation, or consolidation and such surviving entity is an Excluded Subsidiary (any such surviving entity, a “Excluded Surviving Entity”), the Company agrees to, or to cause such Subsidiary or Excluded Surviving Entity to, concurrently with such formation, acquisition, merger, amalgamation or consolidation, (i) provide notice to the Lenders and the Collateral Agent of such formation, acquisition, merger, amalgamation or consolidation, (ii) amend the Pledge and Security Agreement pursuant to a pledge and security agreement addendum attached as Exhibit B to the Pledge and Security Agreement to reflect the addition of such capital stock and pledge the applicable capital stock (in accordance with the Pledge and Security Agreement) to the Collateral Agent as additional collateral for the obligations of the Company under this Agreement, (iii) take such other actions as Agent deems necessary or reasonably advisable to perfect the Collateral Agent’s security interest therein (including without limitation, executing and/or delivering to the Collateral Agent foreign law pledge agreements and such other documents requested by the Collateral Agent in connection therewith together with opinions of counsel (including foreign counsel, if applicable) in form and substance acceptable to the Collateral Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to the pledge of the equity interest in such Excluded Surviving Entity. If any existing Excluded Subsidiary ceases to be an Excluded Subsidiary for any reason (including without limitation by operation of a change in applicable law) then, the Debtors (as defined in the Pledge and Security Agreement) agree to, within ten (10) Business Days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after such existing Excluded Subsidiary ceases to be an Excluded Subsidiary, (i) amend the Pledge and Security Agreement to reflect the pledge of the additional equity interests not pledged prior to such time due to the operation of the Foreign Collateral Exclusion (as defined in the Pledge and Security Agreement) (such that 100% of the equity interests held by the Debtors (as defined in the Pledge and Security Agreement) shall then be pledged to the Collateral Agent as Collateral pursuant to the Pledge and Security Agreement), (ii) cause such former Excluded Subsidiary to (A) become a party to the Subsidiary Guarantee pursuant to an assumption agreement in the form set forth on Annex 1 thereto, (B) become a party to the Pledge and Security Agreement pursuant to a joinder in form satisfactory to the Collateral Agent for the purposes of granting a security interest in such former Excluded Subsidiary’s assets as additional security for the obligations of the Company under this Agreement and (C) become a party to the Intellectual Property Security Agreement pursuant to a joinder in form satisfactory to the Collateral Agent for the purposes of granting a security interest in such former Excluded Subsidiary’s intellectual property as additional security for the obligations of the Company under this Agreement, (iii) deliver to the Collateral Agent opinions of counsel (including foreign counsel, if applicable) form and substance acceptable to the Collateral Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such former Excluded Subsidiary and (iv) to execute or deliver such other agreements, documents requested by the Collateral Agent in connection therewith.

Section 27. Disclosure. Upon receipt or delivery by the Company or any Subsidiary of any notice in accordance with the terms of this Agreement, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within two (2) Business Days after such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or its Subsidiaries, the Company so shall indicate to the Lenders contemporaneously with delivery of such notice, and in the absence of any such indication, the Lenders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

Section 28. Initial Agent Resignation.

a) The Initial Agent, upon the effectiveness of the Transaction Documents, the funding of the Loans and the consummation of the transactions contemplated herein, hereby resigns, with such resignation to be effective on the Effective Resignation Date (as defined below).

b) Within fifteen (15) Business Days after the Closing Date, the Lenders shall appoint a successor collateral agent (the “Successor Agent”), and agree to unanimously select the Successor Agent in good faith, on terms reasonably satisfactory to the Lenders, provided that (i) such successor shall not be an Affiliate of the Company, (ii) such successor is a bona fide institution engaged in the business of administrative and collateral agency and (iii) the annual agency fees for such successor shall not exceed $35,000 (unless otherwise agreed to by the Company in its sole discretion).

c) If no such successor shall have been so appointed by the Lenders within fifteen (15) Business Days of the Closing Date, then the Company shall have the right to appoint the Successor Agent, provided that the Successor Agent meets the qualifications set forth in Section 28(b) and the engagement of such successor is on terms reasonably agreed to by the Lenders.

d) The resignation of the Initial Agent shall become effective on the earlier of (i) the acceptance of the Successor Agent’s appointment hereunder and (ii) thirty (30) Business Days after the Closing Date (such earlier date, the “Effective Resignation Date”); provided that if no qualifying Person has accepted such appointment as the Successor Agent, then the Initial Agent’s resignation shall nonetheless become effective in accordance with clause (a) above and the Initial Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Initial Agent on behalf of the Lenders under any of the Transaction Documents, the Initial Agent shall continue to hold such collateral security until such time as a successor of such Initial Agent is appointed) and the all determinations provided to be made by the Collateral Agent shall instead be made by the Required Lenders, in each case, until such time as the Required Lenders and/or the Company, as applicable, appoint another successor Collateral Agent.

e) Upon the acceptance of the Successor Agent’s appointment hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Transaction Documents, and such other instruments or notices, as may be necessary or desirable, or as the Lenders may reasonably request, in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Transaction Documents, the Successor Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the Initial Agent (other than any rights to indemnity payments or other amounts owed to the Initial Agent), and the Initial Agent, shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section 28).

f) The Company shall not have any obligation to any Lender or to the Collateral Agent to pay any costs and expenses (including attorneys’ fees and fees of special counsels) incurred by any Lender and/or the Collateral Agent in connection with this Section 28 except as otherwise provided in Section 25(m). Each Lender agrees that no compensation (including in the form of an amendment fee, consent fee, whether paid in cash or taken in the form of “original-issue-discount” or OID, or any other payments, fees or any other consideration for services) will be paid to any Lender or to the Initial Agent to obtain its cooperation or consent with respect to the appointment of the Successor Agent or to effectuate any amendment, waiver or modification to the Transaction Documents necessary to give effect to the appointment of such Successor Agent.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by a duly authorized officer as of the date first above indicated.

Nauticus Robotics, Inc.
(f/k/a Cleantech Acquisition Corp.)

By:	/s/ Nicolaus Radford
Name:	Nicolaus Radford
Title:	President and Chief Executive Officer

Notice Information: 17146 Feathercraft Lane, Suite 450, Webster, TX 77598

[Signature Page to Senior Secured Term Loan Agreement]

Collateral Agent and a lender:

ATW Special Situations II LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Member

Term Loan Commitment: $956,067
Term Loan Commitment Percentage: 8.24%

Notice Information:

17 State Street, Suite 2130,
New York, N.Y. 10004
Attention:	Alex LaViolette, Isaac Barber,
Antonio Ruiz-Giminez
Email: notice@atwpartners.com

[Signature Page to Senior Secured Term Loan Agreement]

LENDERS:

TRANSOCEAN FINANCE LIMITED

By:	/s/ William Flance
Name:	William Flance
Title:	President

Term Loan Commitment: $3,000,000.00
Term Loan Commitment Percentage: 25.86%

Notice Information:
c/o Transocean Inc.
36c, Dr. Roy’s Drive
4th Floor
Grand Cayman
Cayman Islands, KY1-1003
Attention of: President
Email: [***]

With a copy to:

Transocean Offshore Deepwater Drilling Inc.
1414 Enclave Parkway
Houston, Texas 77077
Attention: R. Thaddeus Vayda, Vice President, Corporate Finance and Treasurer
Email: [***]

[Signature Page to Senior Secured Term Loan Agreement]

MATERIAL IMPACT FUND II, L.P.

By:	Material Impact Partners II, LLC
Its:	General Partner

By:	/s/ Adam Sharkawy
Name:	Adam Sharkawy
Title:	Managing Member

Term Loan Commitment: $1,000,000.00
Term Loan Commitment Percentage: 8.62%

Notice Information:
131 Dartmouth Street, Floor 3
Boston, MA 02116
[***]
With copy to:
[***]

[Signature Page to Senior Secured Term Loan Agreement]

RCB Equities #1, LLC

By:	/s/ Brian Dror
Name:	Brian Dror
Title:	Manager

Term Loan Commitment: $5,000,000
Term Loan Commitment Percentage: 43.10%

Notice Information:
5862 W. Third Street
Los Angeles, CA 90036
Attention: Brian Dror
Email: [***]

[Signature Page to Senior Secured Term Loan Agreement]

ATW SPECIAL SITUATIONS I LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Member

Term Loan Commitment: $1,643,933
Term Loan Commitment Percentage: 14.17%

Notice Information:
17 State Street, Suite 2100,
New York, N.Y. 10004
Attention:	Alex LaViolette, Isaac Barber,
Antonio Ruiz-Giminez
Email: notice@atwpartners.com

[Signature Page to Senior Secured Term Loan Agreement]

LIST OF ANNEXES

Annex A: Notice of Conversion

Annex B: Disqualified Institutions